Exhibit 1

BANCO MULTIVA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO MULTIVA, SOLELY IN ITS CAPACITY AS ISSUER TRUSTEE (FIDUCIARIO) UNDER THE IRREVOCABLE ISSUING, ADMINISTRATION, PAYMENT AND GUARANTY TRUST AGREEMENT NO. CIB/4323 ANNOUNCES EARLY TENDER RESULTS IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION FOR ANY AND ALL OF ITS 11.000% SENIOR NOTES DUE 2031

Mexico City, Mexico – July 24, 2026 – Banco Multiva, S.A., Institución de Banca Múltiple, Grupo Financiero Multiva, solely in its capacity as Issuer Trustee (fiduciario) under the Irrevocable Issuing, Administration, Payment and Guaranty Trust Agreement No. CIB/4323 (Contrato de fideicomiso irrevocable de emisión, administración, pago y garantía no. CIB/4323), (the "Issuer Trust"), announces the results as of the Early Tender Deadline (as defined below) of its previously announced offer to exchange (the "Exchange Offer") any and all of the outstanding U.S.$303,000,000 aggregate principal amount of the Issuer Trust's 11.000% Senior Secured Notes due 2031 (the "Existing Notes") for its Fixed Rate Senior Secured Notes due 2032 (the "New Notes"), and the related consent solicitation (the "Consent Solicitation"). The Exchange Offer and the Consent Solicitation are being made pursuant to the terms and subject to the conditions set forth in an exchange offering memorandum and consent solicitation dated July 14, 2026 (the "Exchange Offering Memorandum").

EARLY TENDER RESULTS

The deadline for holders of Existing Notes that are eligible to participate in the Exchange Offer and the Consent Solicitation (the "Eligible Holders") to validly tender Existing Notes and deliver consents to the Proposed Amendments (the "Consents") in order to be eligible to receive New Notes on the Early Settlement Date was 5:00 p.m. (New York City time) on July 24, 2026 (the "Early Tender Deadline"). Based on the information provided by D.F. King & Co., Inc., the Exchange Agent and Information Agent for the Exchange Offer and the Consent Solicitation (the "Exchange and Information Agent"), tender instructions and Consents in the amounts set forth in the table below were validly delivered prior to or at the Early Tender Deadline.

Description of Existing Notes	CUSIP/ISIN	Outstanding Principal Amount of Existing Notes	Aggregate Principal Amount Tendered	Percentage of Aggregate Principal Amount Outstanding Tendered
11.000% Senior Secured Notes due 2031	144A: 171928AA2 / US171928AA22 Reg S: P2R57MAA1 / USP2R57MAA12	U.S.$303,000,000	U.S.$301,994,340	99.67%

The Issuer Trust has received the Requisite Consents (as defined in the Exchange Offering Memorandum). With the other conditions to the Exchange Offer and Consent Solicitation satisfied or waived, it is expected that the Issuer Trust, the guarantors party thereto and UMB Bank, N.A., as indenture trustee under the indenture governing the Existing Notes (in such capacity, the "Indenture Trustee"), will execute a supplemental indenture (the "Supplemental Indenture") implementing the Proposed Amendments (as defined in the Exchange Offering Memorandum) to the indenture governing the Existing Notes on or around the Early Settlement Date. All tenders of Existing Notes and deliveries of Consents are irrevocable from the time of submission and may not be withdrawn or revoked, except as required by applicable law.

TIMING FOR TENDERS

The Early Settlement Date is expected to be July 28, 2026. The Exchange Offer will continue to expire at 5:00 p.m. (New York City time) on August 11, 2026, unless extended or earlier terminated by the Issuer Trust (such date and time, as the same may be modified, the "Expiration Date"). Eligible Holders that have not yet tendered their Existing Notes and wish to participate in the Exchange Offer must validly tender their Existing Notes at or prior to the Expiration Date. Eligible Holders that validly tender their Existing Notes after the Early Tender Deadline but at or prior to the Expiration Date will be eligible to receive New Notes on the Final Settlement Date, expected to be August 13, 2026.

Eligible Holders who do not participate in the Exchange Offer should be aware that, if the amendments proposed pursuant to the Consent Solicitation are implemented, substantially all of the restrictive covenants and events of default in the indenture governing the Existing Notes will be eliminated, all security interests and guarantees securing the Existing Notes will be released, and holders of Existing Notes that do not participate in the Exchange Offer will hold unsecured, unguaranteed obligations of the Issuer Trust with limited remaining protections.

The consummation of the Exchange Offer and the Consent Solicitation is subject to, and conditioned upon, among other things, the receipt of the Requisite Consents (which have been received) and the satisfaction of the other conditions set forth in the Exchange Offering Memorandum. Subject to applicable law and the lock-up agreement entered into by the Issuer Trust with certain holders of the Existing Notes, the Issuer Trust reserves the right, in its absolute discretion, to (1) extend, terminate or withdraw the Exchange Offer and the Consent Solicitation at any time or (2) otherwise amend the Exchange Offer and/or the Consent Solicitation in any respect at any time and from time to time. The Issuer Trust is making the Exchange Offer and the Consent Solicitation only in those jurisdictions where it is legal to do so.

The Issuer Trust reserves the right, subject to the terms and conditions of the New Notes indenture, from time to time after the Expiration Date, to purchase or redeem any Existing Notes that are not tendered in the Exchange Offer and Consent Solicitation, through open market purchases, in privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as the Issuer Trust may determine or negotiate. Any such purchases or redemptions will depend on various factors existing at that time, including whether the requisite consent of the majority holders under the New Notes indenture has been obtained.

Neither the Exchange Offering Memorandum nor any related documents have been filed with or reviewed by any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of the Exchange Offering Memorandum or any related documents, and it is unlawful and may be a criminal offense to make any representation to the contrary.

Any questions or requests for assistance or copies of the Exchange Offering Memorandum or related documents may be directed to the Exchange and Information Agent at its telephone number or website set forth below.

The Exchange Agent and Information Agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor New York, NY 10005
Banks and Brokers Call: (646) 741-7227 Toll-Free: (800) 676-7437 Email: murano@dfking.com Website: www.dfking.com/murano

About Murano

Murano is a luxury hospitality and real estate development group operating in Mexico with a portfolio of large-scale luxury hotel and residential condominium developments owned, developed, and operated by affiliates of Murano Global Investments PLC.

THIS PRESS RELEASE IS NEITHER AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY. THIS ANNOUNCEMENT IS ALSO NOT A SOLICITATION OF CONSENTS TO ANY PROPOSED AMENDMENTS. NO RECOMMENDATION IS MADE AS TO WHETHER ELIGIBLE HOLDERS OF THE EXISTING NOTES SHOULD TENDER THEIR EXISTING NOTES OR DELIVER CONSENTS TO THE PROPOSED AMENDMENTS.

Important Notice Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward-looking statements. The words "expect", "believe", "estimate", "intend", "plan" and similar expressions, when related to the Murano Group and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made, and the Murano Group undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.